Exhibit 23.8

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the prospectus constituting part of this Registration Statement on Form S-3 of our report dated July 18, 2014, except with respect to Note 3, as to which the date is March 30, 2015, relating to the consolidated financial statements of the predecessor to USD Partners LP (the “Company”) for the year ended December 31, 2013, which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

We also consent to the reference to our firm under the caption “Experts” in the prospectus.

/s/ UHY LLP

Farmington Hills, Michigan
May 5, 2016